Exhibit 99.1

Liberty Media Corporation Announces Completion of Liberty Broadband Corporation Spin-Off

ENGLEWOOD, Colo., November 4, 2014.  Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) (“Liberty Media”) announced that it has completed the spin-off (the “Spin-Off”) of Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) at 5:00 p.m., New York City time, today. As a result, Liberty Media and Liberty Broadband are now separate publicly traded companies. Liberty Broadband’s Series A and Series C common stock will begin trading in the regular way on Wednesday, November 5, 2014 on the Nasdaq Global Select Market under the symbols listed above. Liberty Broadband’s Series B common stock will begin quotation in the regular way under the symbol “LBRDB” on Wednesday, November 5, 2014 on the OTC Markets.

As previously announced, in connection with the Spin-Off, an adjustment is required to be made to the conversion rate (the “Conversion Rate”) for Liberty Media’s 1.375% Cash Convertible Senior Notes due 2023 (the “Notes”) pursuant to the terms of the Indenture, dated October 17, 2013, between Liberty Media and U.S. Bank National Association, as trustee, governing the Notes (the “Indenture”). In calculating the appropriate adjustment to the Conversion Rate, Liberty Media intends to apply the formula set forth in Section 12.04(c)(i) of the Indenture for a Spin-Off (as such term is defined in the Indenture).  Liberty Media will announce the actual adjustment to the Conversion Rate promptly following the close of market on November 18, 2014, which is the 10th regular way trading day following the Spin-Off, and in any event prior to the opening of trading on November 19, 2014.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Atlanta National League Baseball Club, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

About Liberty Broadband Corporation

Liberty Broadband Corporation is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420